EXHIBIT 21

                            SUBSIDIARIES OF ITSA LTD.



TV Filme Servicos de Telecomunicacoes Ltda.

TV Filme Brasilia Servicos de Telecomunicacoes Ltda

TV Filme Goiania Servicos  de Telecomunicacoes Ltda

TV Filme Belem Servicos de Telecomunicacoes Ltda

TV Filme Operacoes Ltda

TV Filme Programadora Ltda

TV Filme Sistemas Ltda  (Matriz)

ITSA  Intercontinental Telecomunicacoes Ltda  (Matriz)

Link Express Servicos e Telecomunicacoes Ltda